EXHIBIT 99.1

                                CLARK CONSULTING

CONTACT:      JIM RADOSEVICH
              VICE PRESIDENT, CORPORATE FINANCE & INVESTOR RELATIONS
              PHONE: 847-304-5800; EMAIL - JIM.RADOSEVICH@CLARKCONSULTING.COM

     CLARK CONSULTING ANNOUNCES EXPANSION OF STOCK REPURCHASE AUTHORIZATION


Barrington, IL, November 23, 2004 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced that its board of directors has authorized the Company to expand its existing stock repurchase program to a total of $10 million of the Company's outstanding common stock, from the original authorized level of $5 million. The timing and amount of any specific repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.

The Company has been purchasing its shares on the open market in accordance with the repurchase program, and to-date has purchased a total of 300,600 shares at an average price of $14.27 per share. With the increase in the authorized share repurchase amount, the Company can purchase an additional $5.7 million of its stock. The Company currently has $12.6 million of unrestricted cash, some of which may be used in the repurchase.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,950 corporate, banking and healthcare clients, the Company's mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clarkconsulting.com.

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